EXHIBIT 4.31

_______________________________________________________________________________________________________________________
[ORACLE Logo]                                                                                         ORDERING DOCUMENT
_______________________________________________________________________________________________________________________


         YOUR NAME         World Gaming Plc.

     YOUR LOCATION         1401 W 8th 4th Floor
                           British Columbia
                           Vancouver
                           ON V6H 1C9

_______________________________________________________________________________________________________________________
ORACLE CONTRACT INFORMATION

         AGREEMENT         Oracle License and Services Agreement

    AGREEMENT NAME         CA: ORACLE LICENSE AND SERVICES AGREEMENT: V032403

This ordering document incorporates by reference the terms of the Oracle License and Services Agreement attached hereto and forming part of this ordering document

_______________________________________________________________________________________________________________________

A. PROGRAMS

You have ordered the program licenses described below for use in Canada, unless otherwise specified.

All fees on this Ordering Document are in Canadian Dollars

_______________________________________________________________________________________________________________________

PRODUCT DESCRIPTION / LICENSE TYPE                         QUANTITY        LIST FEE         DISCOUNT %       NET FEE
________________________________________________________  ___________  ________________  ________________  ____________

Oracle Database Enterprise Edition - Processor Perpetual      28
     License                                                                       [*]          [*]                 [*]
     Product Support                                                               [*]          [*]                 [*]
     Software Updates (Updates Subscription Service)                               [*]          [*]                 [*]
________________________________________________________  ___________  ________________  ________________  ____________

                                                                           LIST FEE         DISCOUNT %       NET FEE
                                                                       ________________  ________________  ____________

                                                        License Fees               [*]          [*]                 [*]
                                                Product Support Fees               [*]          [*]                 [*]
                Software Updates (Updates Subscription Service) Fees               [*]          [*]                 [*]
                                                                       ________________  ________________  ____________
                                                            Net Fees                                                [*]
                                                          TOTAL FEES                                                [*]
_______________________________________________________  ____________  ________________  ________________  ____________


                                                                                            TAXES:                  [*]
                                                                                       TOTAL FEES:                  [*]

_______________________________________________________________________________________________________________________


World Gaming Plc.             Issued by ORACLE CORPORATION CANADA INC. 29-MAY-03
                                                                     Page 1 of 3
__________

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.

B.   GENERAL TERMS

     1    TECHNICAL SUPPORT

          Technical support consists of Software Updates (Updates Subscription Service), Product Support and/or other technical support services you may have ordered. Fees for technical support are due and payable annually in advance. Technical support acquired under this ordering document shall be for a period of 12 months. Technical support is effective upon shipment or upon the effective date of this ordering document if shipment is not required. Notwithstanding anything contained herein to the contrary, technical support fees for the first two years shall be payable quarterly, in advance, in accordance with the attached payment schedule. However, in the event any technical support fees remain unpaid after the due date, thereafter, technical support fees shall be payable on an annual basis, in advance. For the initial two renewal years the technical support will not increase by more than 5% over the prior year's fees.

     2    MISCELLANEOUS

          You acknowledge that Oracle has delivered to your location, 1 copy of the software media and 1 set of program documentation (in the form generally available) for each program listed in section A that is currently available in production release as of the effective date of this ordering document. You shall be responsible for installation of the software. All fees due under this ordering document shall be non-cancellable and the sums paid nonrefundable, except as provided in the agreement. You agree to pay applicable media and shipping charges. Provided you continuously maintain Software Updates (Update Subscription Service), additional CD packs for the programs provided under this ordering document may be ordered through the Oracle Store at the standard CD pack price. If you lose or damage the media containing a program licensed hereunder, upon your written notice Oracle will provide a replacement copy thereof, under Oracle's then-current technical support policies, for a media and shipping charge. The following shipping terms shall apply: FCA Shipping Point, Prepaid, and Add. These terms shall also apply to any options exercised by you.

C.   OTHER

     1    SEGMENTATION

          The program licenses provided in this ordering document are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services.

     2    CUSTOMER REFERENCE

          In consideration of the discounts granted to you under this ordering document, Oracle may refer to you as a customer in sales presentations, marketing vehicles and activities. In addition you agree to become part of Oracle's reference program by working with a representative from Oracle Marketing to develop a customer profile for use on Oracle.com and for other promotional activities at Oracle's discretion. The profile will include a quote from an executive of your company and your company's logo.


World Gaming Plc.             Issued by ORACLE CORPORATION CANADA INC. 29-MAY-03

_______________________________________________________________________________________________________________________
 ORDER DOCUMENT         World Gaming Plc                        SHIP TO                 World Gaming Plc

 LOCATION               1401 W 8th 4th Floor                    LOCATION                1401 W 8th 4th Floor
                        British Columbia                                                British Columbia
                        Vancouver                                                       Vancouver
                        ONV6H1C9                                                        ONV6H1C9

 CONTACT                David Fleming                           CONTACT                 David Fleming
 PHONE                  604-608-6008                            PHONE                   604-608-6008
 FAX                    604-684-0391                            FAX                     604-684-0391
 EMAIL ADDRESS          DAVID.FLEMING@WORLDGAMING.COM           EMAIL ADDRESS           DAVID.FLEMING@WORLDGAMING.COM

_______________________________________________________________________________________________________________________

 TECHNICAL CONTACT      World Gaming Plc                        BILL TO                 World Gaming Plc

 LOCATION               1401 W 8th 4th Floor                    LOCATION                1401 W 8th 4th Floor
                        British Columbia                                                British Columbia
                        Vancouver                                                       Vancouver
                        ONV6HIC9                                                        ONV6H1C9

 CONTACT                David Fleming                           CONTACT                 David Fleming
 PHONE                  604-608-6008                            PHONE                   604-608-6008
 FAX                    604-684-0391                            FAX                     604-684-0391
 EMAIL ADDRESS          DAVID.FLEMING@WORLDGAMING.COM           EMAIL ADDRESS           DAVID.FLEMING@WORLDGAMING.COM

_______________________________________________________________________________________________________________________

 This quote is valid through May 30, 2003 and shall become binding upon execution by you and acceptance by Oracle.

 WORLD GAMING PLC                                               ORACLE CORPORATION CANADA INC.

 SIGNATURE ________________________________                     SIGNATURE ________________________________

 NAME      ________________________________                     NAME      ________________________________

 TITLE     ________________________________                     TITLE     ________________________________

                                                                EFFECTIVE DATE ________________________________

_______________________________________________________________________________________________________________________


World Gaming Plc.             Issued by ORACLE CORPORATION CANADA INC. 29-MAY-03

[ORACLE LOGO]

                      ORACLE LICENSE AND SERVICES AGREEMENT

This license and services agreement ("agreement") includes the terms set out below and the order you previously completed. Your order is not effective until accepted by Oracle. If accepted, Oracle will notify you and this notice will include a copy of your agreement.

DEFINITIONS
"You" and "your" refers to the individual or entity that has ordered Oracle programs and/or services from Oracle Corporation Canada Inc. ("Oracle") or an authorized distributor. The term "programs" refers to the Oracle software products which you have ordered, program documentation, and any program updates acquired through technical support. The term "services" refers to technical support (excluding any program updates acquired through technical support), education, online, consulting or other services which you have ordered.

RIGHTS GRANTED
Upon Oracle's acceptance of your order, you have the limited right to use the programs and receive any services you ordered solely for your business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. You may allow your agents and contractors to use the programs for this purpose, subject to the terms of this agreement. Program documentation is either shipped with the programs, or you may access the documentation online at http://docs.oracle.com. If ordered, annual technical support is provided under Oracle's technical support policies, which are subject to change and may contain additional terms. You may access the current version of the technical support policies at http ://oracle.com/support/index.html?policies.html. Services are provided based on Oracle's policies for the applicable services ordered and those policies are subject to change and may contain additional terms. Upon Oracle's acceptance, you have the limited right to use the materials resulting from the consulting services you ordered solely for your business operations and subject to the terms of this agreement. You may access the current version of the consulting services policies at http://oracle.comlconsulting/policies/index.html?content.html.

The services provided under this agreement may be related to your license to use programs owned or distributed by Oracle which are acquired by you under a separate order. The agreement referenced in the applicable order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licenses, and you may acquire either services or such program licenses without acquiring the other.

OWNERSHIP AND RESTRICTIONS
Oracle retains all ownership and intellectual property rights to the programs and materials resulting from the services. You may make a sufficient number of copies of each program for your licensed use and one copy of each program media; you must obtain Oracle's prior written approval to make additional copies.

You may not:

o remove or modify any program markings or any notice of Oracle's proprietary rights;

o make the programs or materials resulting from the services available in any manner to any third party for use in the third party's business operations (unless such access is expressly permitted for the specific program license you have acquired);

o use the programs to provide third party training on the content and/or functionality of the programs. except for training your licensed users;

o cause or permit reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs; or

o disclose results of any program benchmark tests without Oracle's prior written consent.

WARRANTIES, DISCLAIMERS AND EXCLUSIVE REMEDIES
Oracle warrants that programs will substantially operate as described in the applicable program documentation for one year after Oracle delivers them to you. Oracle also warrants that services ordered will be provided in a manner consistent with industry standards, and this warranty is valid for a period of 90 days from performance of the service.

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

FOR ANY BREACH OF THE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE'S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE RELEVANT SERVICES.

TRIAL PROGRAMS
You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for each program from Oracle. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete the applicable programs from your computer systems. Programs licensed for trial purposes are provided "as is" and Oracle does not provide technical support or offer any warranties for these programs.

INDEMNIFICATION
If someone makes a claim against you or Oracle ("Recipient") that any information, design, specification, instruction, software, data, or material ("Material") furnished by the providing party ("Provider") and used by the Recipient infringes their intellectual property rights, the Provider will indemnify the Recipient if the Recipient does the following:

o notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim, or sooner if required by applicable law;
o gives the Provider sole control of the defense and any settlement negotiations; and
o gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.

If the Provider believes that any of the Material may have violated someone else's intellectual property rights, the Provider may choose to either modify the Material to be non-infringing or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for the applicable Material and refund any fees the Recipient may have paid for it. If you are the Provider and such return materially affects Oracle's ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order and you will pay Oracle for the services and related expenses rendered through the date of termination on a time and materials or percent of completion basis as applicable. The Provider will not indemnify the Recipient if the Recipient alters the Material outside the scope of use identified in the Provider's user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. You will indemnify Oracle to the extent that an infringement claim is based upon the combination of programs with any products or services not provided by Oracle. This section provides the parties' exclusive remedy for any infringement claims or damages.

TECHNICAL SUPPORT
For purposes of the ordering document, technical support consists of Software Updates, Product Support and/or other annual technical support services you may have ordered. If ordered, annual technical support is provided under Oracle's technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change and may contain additional terms, and you should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/support/index.html?policies.html. Technical support acquired with your order may be renewed annually and for the initial two renewal years the technical support fee will not increase by more than 4% over the prior year's fees. If your order is fulfilled by a member of Oracle's partner program, the technical support fee for the first renewal year will be the price quoted to you by your partner; the technical support fee for the second renewal year will not increase by more than 4% over the prior year's fees. If you desupport a subset of licenses in a license set, you may be required to terminate those licenses. Any cancellation of support may result in the re-pricing of support for your remaining licenses.

Oracle reserves the right to desupport its programs. You will be notified in advance when a program is being desupported. Such desupport notices, which are posted at Oracle's customer support web site, MetaLink (or Oracle's then current customer support web site), contain desupport dates, information about availability of Extended Assistance Support and Extended Maintenance Support and information about migration paths for certain features. The desupport notices are subject to change; Oracle will provide updated desupport notices on MetaLink (or Oracle's then current customer support web site) as necessary.

GENERAL

END OF AGREEMENT
If you breach the terms of this agreement and fail to correct the breach within 30 days after Oracle notifies you in writing, Oracle may end this agreement and your use of programs and/or services ordered. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to the end of this agreement, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement. You agree that if you are in default under this agreement, you may not use those programs and/or services ordered. You further agree that if you have used an OFD agreement to pay for the fees due under an order and you are in default under the OFD agreement related to that order, you may not use the programs and/or services ordered.

FEES AND TAXES
All fees payable to Oracle are due within 30 days from the invoice date, and you also agree to pay any sales, value-added or other similar taxes imposed by applicable law which Oracle must pay based on the programs or services you ordered. Fees listed in this agreement are exclusive of value added tax and/or similar sales taxes. Such taxes shall be charged at the appropriate rate by Oracle in addition to its stated fees and shall be shown separately on the relevant invoice.

NONDISCLOSURE
By virtue of this agreement, the parties may have access to information that is confidential to one another ("confidential information"). Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential.

A party's confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

The parties agree to hold each other's confidential information in confidence for a period of three years from the date of disclosure. The parties agree, unless required by law, not to make each other's confidential information available in any form to any third party for any purpose other than the implementation of this agreement. Each party agrees to take all reasonable steps to ensure that confidential information is not disclosed or distributed by its employees or agents in violation of the terms of this agreement. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement.

ENTIRE AGREEMENT

You agree that this agreement and the information which is expressly incorporated into this agreement (including reference to information contained in a URL), together with the applicable order, are the complete agreement for the programs and services ordered by you, and this agreement supersedes all prior or contemporaneous agreements or representations regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle and any notice required under this agreement shall be provided to the other party in writing.

LIMITATION OF LIABILITY
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE'S MAXIMUM LIABILITY FOR ANY DAMAGES UNDER THIS AGREEMENT AND YOUR ORDER, WHETHER IN CONTRACT OR TORT, SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICE UNDER THIS AGREEMENT AS SPECIFIED IN YOUR ORDER. IN NO EVENT SHALL ORACLE'S LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL VALUE OF YOUR ORDER.

EXPORT
You agree that Canadian and U.S. export control laws and other applicable export and import laws govern your use of the programs, including technical data; additional information can be found on Oracle's Global Trade Compliance web site located at http://www.oracle.comlproducts/exportlindex.html?content.html. You agree that neither the programs nor any direct product thereof will be exported, directly, or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation.

OTHER
This agreement is governed by the laws of the Province of Ontario and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in Toronto, Ontario in any dispute arising out of or relating to this agreement

If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency proceedings, you will promptly send written notice to: Oracle Corporation Canada Inc. 110 Matheson Blvd. W., Suite 100, Mississauga, Ontario, L5R 3P4, Attention: General Counsel, Legal Department.

You may not assign this agreement or give or transfer the programs and/or any services ordered or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services, and if you decide to lease or finance your acquisition of the programs and/or any services, you will follow Oracle's policies regarding financing and leasing which are at http://www.oracle.comlservices/financing/index.html?Financing.html

Except for actions for nonpayment or breach of Oracle's proprietary rights in the programs, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle's audit and provide reasonable assistance and access to information. You agree to pay within 30 days of written notification any underpaid fees. If you do not pay, Oracle can end your technical support, licenses and this agreement.

LICENSE DEFINITIONS AND RULES
To fully understand your license grant, you need to review the definition for the licensing metric and term designation as well as the licensing rules, which are listed below.

ADAPTER: is defined as each software code interface, installed on each Application Interconnect hub, which facilitates communication of information between third party software applications and Oracle programs.

$M ANNUAL TRANSACTION VOLUME: is defined as one million five hundred and eighty-three thousand seven hundred Canadian dollars in all purchase orders transacted and all auctions conducted through the Oracle Exchange Marketplace by you and others during the applicable year of the Oracle Exchange Marketplace license, regardless of whether any such auction results in a purchase order, provided that an auction resulting in a purchase order shall only be counted against the Annual Transaction Volume once.

APPLICATIONS NATIONAL LANGUAGE SUPPORT (NLS) SUPPLEMENT CD PACKS: Please be advised that only a subset of the products included on an Applications NLS Supplement CD Pack have been translated. For existing supported customers, MetaLink has information on which products have been translated for the supported languages (HTTP://MCTALINK.ORACLE.COM). For new or unsupported customers, please contact your Oracle Account Manager for this information.

APPLICATION USER, FIELD SALES USER, FINANCIALS USER, INVENTORY/SHIPPING USER, MARKETING USER, MANUFACTURING USER, TELESALES USER: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time.

APPLICATION READ-ONLY USER: is defined as an individual authorized by you to run only queries or reports against the following application programs for which you have also acquired non-read only application user licenses: Financials, Purchasing, Project Costing, Sales Contracts, Service Contracts, Project Contracts, Discrete Manufacturing and Process Manufacturing.

CASE REPORT FORM (CRF) PAGE: is defined as the "electronic equivalent" of what would be the total number of physical paper pages initiated remotely by the program (measured explicitly in the program as Received Data Collection Instruments) during a 12 month period. You may not exceed the licensed number of CRF Pages during any 12 month period unless you acquire additional CRF Page licenses from Oracle.

COMPENSATED INDIVIDUAL: is defined as an individual whose compensation or compensation calculations are generated by the programs. The term Compensated Individual includes, but is not limited to, your employees, contractors, retirees, and any other Person.

COMPUTER: is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.

SM COST OF GOODS SOLD: is defined as one million five hundred and eighty-three thousand seven hundred Canadian dollars in the total cost of inventory that a company has sold during their fiscal year. If Cost of Goods Sold is unknown to you then Cost of Goods Sold shall be equal to 75% of total company revenue.

ELECTRONIC ORDER LINE: is defined as the total number of distinct order lines entered electronically into the Oracle Order Management, Purchasing or iStore application from any source (not manually entered by licensed Order Management Users, Purchasing Users, or Professional Users) during a 12 month period. This includes order lines originating as external EDI/XML transactions and/or sourced from other Oracle and non-Oracle applications. You may not exceed the licensed number of order lines during any 12 month period.

EMPLOYEE: is defined as an active employee of yours. (NOTE: THE VALUE OF THESE APPLICATIONS IS DETERMINED BY THE SIZE OF THE ACTIVE EMPLOYEE POPULATION AND NOT THE NUMBER OF ACTUAL USERS. THEREFORE, ALL OF YOUR ACTIVE EMPLOYEES MUST BE INCLUDED IN YOUR ORDER WHEN LICENSING THESE APPLICATIONS.)

EMPLOYEE USER: is defined as an individual authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time. Your human resource personnel that require access to the Oracle Self Service Human Resources program may not be licensed as Employee Users, but must be licensed as Professional Users. Additionally, your technical support personnel that require access to the Oracle iSupport program may not be licensed as Employee Users, but must be licensed as Professional Users.

EXPENSE REPORT: is defined as the total number of expense reports processed by Internet Expenses during a 12 month period. You may not exceed the licensed number of expense reports during any 12 month period.

FIELD TECHNICIAN: is defined as an engineer, technician, representative, or other person who is dispatched by you, including the dispatchers, to the field using the programs.

FULL TIME EQUIVALENT (FTE) STUDENT: is defined as any full-time student enrolled in your institution and any part-time student enrolled in your institution counts as 25% of an FTE Student. The definition of "full-time" and "part-time" is based on your policies for student classification. If the number of FTE Students is a fraction, that number will be rounded to the nearest whole number for purposes of license quantity requirements.

HOSTED NAMED USER: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

ILEARNING SUBSCRIPTION: is defined as a web based learning environment that is made available to you subject to the terms of this agreement and Oracle's iLeaming Subscription Policies. Oracle's iLearning Subscription Policies are located at http://oracle.com/policies/ilearningpolicy.html, and may be updated by Oracle from time to time without notice to you.

IMPLEMENTATION SERVICES, PACKAGED METHODS, ARCHITECTURE SERVICES, ACCELERATOR SERVICES, ASSESSMENT SERVICES AND WORKSHOPS: Each Implementation Service, Packaged Method, Architecture Service, Accelerator Service, Assessment Service and Workshop is provided subject to the statement of obligation for that particular offering and Oracle's consulting services policies. Oracle's consulting services policies are located at www.oracle.comlconsulting/policies/index.html?content.html, and are subject to change.

INVOICE LINE: is defined as the total number of invoice line items processed by the program during a 12 month period. You may not exceed the licensed number of Invoice Lines during any 12 month period unless you acquire additional Invoice Line licenses from Oracle.

LEARNING CREDITS: may be used to acquire education products (excluding Oracle Tutor, Oracle iLearning and Oracle iLearning Subscription) and services, at the list price and under the terms specified in the Oracle University online catalogue, posted at www.oracle.com/education, at the time such products or services are ordered. A Learning Credit is valid for 12 months from the date the Learning Credit is ordered, and may only be used in the country where it was acquired. Any unused Learning Credit will expire at the end of the term. You may be required to execute standard Oracle ordering materials when using a Learning Credit to order education products or services.

$M IN MANAGED ASSETS: is defined as one million five hundred and eighty-three thousand seven hundred Canadian dollars of the following total: (1) Book value of investment in capital leases, direct financing leases and other finance leases, including residuals, whether owned or managed for others, active on the program, plus (2) Book value of assets on operating leases, whether owned or managed for others, active on the program, plus (3) Book value of loans, notes, conditional sales contracts and other receivables, owned or managed for others, active on the program, plus (4) Book value of non earning assets, owned or managed for others, which were previously leased and active on the program, including assets from term terminated leases and repossessed assets, plus (5) Original cost of assets underlying leases and loans, originated and active on the program, then sold within the previous 12 months.

MODULE: is defined as each production database running the programs.

NAMED USER PLUS: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.

NON EMPLOYEE USER - EXTERNAL: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.

OFD AGREEMENT: is an agreement between you and Oracle (or one of Oracle's affiliates) that provides for payments over time of some or all of the sums due under your order.

ORACLE LEARNING NETWORK (OLN): OLN is a web based learning environment that is made available to you subject to the terms of this agreement and Oracle's OLN Hosting Access Policies. Oracle's OLN Hosting Access Policies are located at www.oracle.com/education/oln/index.html?olnpolicies.html, and may be updated by Oracle from time to time without notice to you.

ORDER LINE: is defined as the total number of order entry line items processed by the program during a 12 month period. Multiple order entry line items may be entered as part of an individual customer order or quote and may also be automatically generated by the Oracle Configurator. You may not exceed the licensed number of Order Lines during any 12 month period unless you acquire additional Order Line licenses from Oracle.

ORDER MANAGEMENT USER: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. Order Management Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

ORDERS: is defined as the total number of distinct orders for all programs that are a part of Electronic Orders, entered electronically (not manually entered by licensed professional users) through ED!, XML or other electronic means including purchase orders transmitted from Oracle Purchasing, during a 12 month period. You may not exceed the licensed number of orders during any 12 month period.

PERSON: is defined as your employee or contractor who is actively working on behalf of your organization or a former employee who has one or more benefit plans managed by the system or continues to be paid through the system. For Time and Labor, a person is defined as an employee or contractor whose time or labor @iece work) or absences are managed by the system. For Project Resource Management, a person is defined as an individual who is scheduled on a project. The total number of licenses needed is to be based on the peak number of part-time and full-time people whose records are recorded in the system.

PORTED NUMBER: is defined as the telephone number that end users retain as they change from one service provider to another. This telephone number originally resides on a telephone switch and is moved into the responsibility of another telephone switch.

PRIMARY USAGE: is defined as each Application User of the following applications: Financials, Discrete Manufacturing, Process Manufacturing, Project Costing and Purchasing. Each such Application User is counted only once based on primary usage. You must specify how many Application Users you are licensing for each application. Primary Usage of one of the applications listed above provides the Application User with the right to use any or all of the other application programs listed above for which you are licensed. Primary Usage does not provide you with the right to use other application programs including the extensions or options to the application programs listed above.

PROCESSOR: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on a Processor basis may be accessed by your internal users (including agents and contractors) and by third party users. For the Healthcare Transaction Base program, only the processors on which Internet Application Server (Standard Edition and/or Enterprise Edition) and this program are installed and/or running are counted for the purpose of determining the number of licenses required. For the iSupport, iStore and Configurator programs, only the processors on which Internet Application Server (Standard Edition and/or Enterprise Edition) and the licensed program are running are counted for the purpose of determining the number of licenses required for the licensed program; under these licenses you may also install and/or run the licensed program on the processors where a licensed Oracle Database (Standard Edition and/or Enterprise Edition) is installed and/or running.

PROFESSIONAL USER: is defined as an individual authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time. For the purposes of Order Management, Advanced Pricing and Purchasing, Professional Users are allowed to manually enter orders directly into these programs but any orders transmitted or executed electronically (via EDI, XML or other electronic means including purchase orders transmitted from Oracle Purchasing) must be licensed separately.

PROFESSIONAL USER -- EXTERNAL: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time. For the purposes of Order Management, Advanced Pricing and Purchasing, Professional Users -- External are allowed to manually enter orders directly into these programs but any orders transmitted or executed electronically (via EDI, XML or other electronic means including purchase orders transmitted from Oracle Purchasing) must be licensed separately.

PROFESSIONAL USER 2003: is defined as an individual authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time. Professional Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

PROFESSIONAL USER 2003 - EXTERNAL: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the application programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time. Professional Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

PROGRAM DOCUMENTATION: is defined as the program user manual and program installation manuals.

PURCHASE LINE: is defined as the total number of purchase line items processed by the application during a 12 month period. Multiple purchase lines may be created on either a requisition or purchase order or may be automatically generated by other Oracle Application programs. For iProcurement, Purchase Lines are counted as all line items on an approved requisition created in iProcurement. For Purchasing Intelligence, Purchase Lines are counted as the line items on purchase orders processed through this application. This does not include communication on the same purchase order. For each application, you may not exceed the licensed number of Purchase Lines during any 12 month period unless you acquire additional Purchase Line licenses from us. You may acquire a different number of Purchase Line licenses for each program (the number of Purchase Lines for iProcurement could be a smaller number than for Purchasing Intelligence).

PURCHASING USER: is defined as an individual authorized by you to use the applicable licensed application programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. Purchasing Users are allowed to manually enter orders directly into the programs but any orders entered electronically from other sources must be licensed separately.

SM IN REVENUE: is defined as one million five hundred and eighty-three thousand seven hundred Canadian dollars in all income (interest income and non interest income) before adjustments for expenses and taxes generated by you during a fiscal year.

ROSETTANET PARTNER INTERFACE PROCESSES(R) (PIPS(R)): are defined as business processes between trading partners. Preconfigured system-to-system XML-based dialogs for the relevant E-Business Suite Application(s) are provided. Each preconfigured PIP includes a business document with the vocabulary and a business process with the choreography of the message dialog.

SERVICE ORDER LINE: is defined as the total number of service order entry line items processed by the program during a 12 month period. Multiple service order entry line items may be entered as part of an individual customer service order or quote. You may not exceed the licensed number of Service Order Lines during any 12 month period unless you acquire additional Service Order Line licenses from Oracle.

SUBSCRIBER: is defined as (a) a working telephone number for all wireline devices; (b) a portable handset or paging device that has been activated by you for wireless communications and paging; (c) a residential drop or a nonresidential device serviced by a cable provider; or (d) a live connected utility meter. The total number of Subscribers is equal to the aggregate of all types of Subscribers. If your business is not defined in the primary definition of Subscriber above, Subscriber is defined as each U.S. $1,583.70 increment of your gross annual revenue as reported to the SEC in your annual Report or the equivalent accounting or reporting document.

SUITE: is defined as all the functional software components described in the product documentation.

TECHNICAL REFERENCE MANUALS
Technical Reference Manuals ("TRMs") are Oracle's confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a "need to know" consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you "as-is" without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.

TRAINEE: is defined as an employee, contractor, student or other person who is being recorded by the program.

WORKSTATION: is defined as the client computer from which the programs are being accessed, regardless of where the program is installed.

TERM DESIGNATION
If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.

1, 2, 3, 4, 5 YEAR TERMS: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 YEAR HOSTING TERM: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

1 YEAR ORACLE HOSTED TERM: A program license specifying a 1 Year Oracle Hosted Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.

1 YEAR SUBSCRIPTION: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.

LICENSINE RULES

You are responsible for ensuring that the following user minimums and user maximums are maintained per program that you license per named user plus:

PROGRAM                                        NAMED USER PLUS MINIMUM
Oracle Database Enterprise Edition             [*]Named Users Plus per Processor
Rdb Enterprise Edition                         [*]Named Users Plus per Processor
CODASYL DBMS                                   [*]Named Users Plus per Processor
Message Broker                                 [*]Named Users Plus per Processor
TopLink                                        [*]Named Users Plus per Processor
Internet Application Server Standard Edition [*]Named Users Plus per Processor Internet Application Server Enterprise Edition [*]Named Users Plus per Processor
Personal Edition                               [*]Named User Plus per database

PROGRAM                                        NAMED USER PLUS MAXIMUM
Personal Edition                               [*]Named User Plus per database

You are responsible for ensuring that the following restrictions are not violated:

o Oracle Database Standard Edition may only be used on machines which have the ability to run a maximum of four processors.

o The number of Enterprise Edition option licenses, Enterprise Manager licenses and Rdb Server option licenses must match the number of licenses of the associated database.

o The number of Internet Application Server Enterprise Edition option licenses must match the number of licenses of the associated Internet Application Server.

o Application licensing prerequisites as specified in the Applications Licensing Table located at http://oracle.comlcorporate/pricing.

Your license for the Oracle Database includes the right to run the database on an unlicensed spare computer for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately.

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.

                                Payment Schedule


     MONTH#                   MONTH                    NEW PAYMENTS
     ------                   -----                    ------------
       1                    30-May-03                       [*]
       2                    30-Jun-03                       [*]
       3                    30-Jul-03                       [*]
       4                    30-Aug-03                       [*]
       5                    30-Sep-03                       [*]
       6                    30-Oct-03                       [*]
       7                    30-Nov-03                       [*]
       8                    30-Dec-03                       [*]
       9                    30-Jan-04                       [*]
      10                    28-Feb-04                       [*]
      11                    30-Mar-04                       [*]
      12                    30-Apr-04                       [*]
      13                    30-May-04                       [*]
      14                    30-Jun-04                       [*]
      15                    30-Jul-04                       [*]
      16                    30-Aug-04                       [*]
      17                    30-Sep-04                       [*]
      18                    30-Oct-04                       [*]
      19                    30-Nov-04                       [*]
      20                    30-Dec-04                       [*]

                                             Total:         [*]

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.